EXHIBIT 99.1
FOR IMMEDIATE RELEASE
STURM, RUGER & COMPANY, INC. TO INCLUDE NON-CASH INVENTORY AND ASSET
IMPAIRMENT CHARGES OF APPROXIMATELY $7 MILLION PRE-TAX ($0.19 PER SHARE
AFTER-TAX) IN THE FOURTH QUARTER
     SOUTHPORT, CONNECTICUT—December 15, 2006—Sturm, Ruger & Company, Inc. (NYSE: RGR) announced that it expects to include non-cash charges in the fourth quarter of 2006 related to excess and obsolete inventory recognition, inventory valuation, and fixed asset impairment.
     The final amount of these non-cash charges cannot be determined until the year-end. The Company’s current estimate of the pre-tax impact on the fourth quarter and full year 2006 is approximately $7 million, net of the estimated LIFO reserve impact:

Estimated
Excess and obsolete inventory	$3 million
Inventory valuation adjustment	$3 million
Asset impairment	$1 million

$7 million

     The non-cash charge for excess and obsolete inventory relates to a revision in the Company’s estimation of reserves for such inventory. Included in the material identified as excess and obsolete are firearms raw materials and work in process inventory in excess of 3 years’ estimated production requirements.
     The non-cash inventory valuation adjustment is attributable to the recognition of inefficiencies in labor and overhead during a period of rapid inventory reduction as the Company converts to a manufacturing system that emphasizes continuous improvement in customer service, quality and productivity. This over-absorption of labor and overhead was quantified by a physical inventory taken in the fourth quarter. The Company has identified the delayed recognition of this over-absorption of labor and overhead as an internal control deficiency that constitutes a material weakness, as defined by the Public Company Accounting Oversight Board. The Company has implemented corrective actions to timely identify, recognize and reduce labor and overhead inefficiencies. The Company will conduct physical inventories at the end of 2006 and at the end of each quarter in 2007 to validate the effectiveness of the corrective actions.

     The non-cash asset impairment charges relate primarily to certain underutilized non-manufacturing real property assets whose net book value exceeds current market value.
Anticipated 2007 Events
     The Company expects to incur reduction-in-force severance expenses of approximately $3 million to achieve approximately $6 million in annualized labor-related savings. The $3 million severance expense will be spread throughout 2007 as incurred, with a significant portion expected in the first quarter.
     Also for 2007, the Company has identified and plans to sell non-manufacturing real property assets that appear to have market values substantially in excess of their book values. The Company has started to market these properties and artwork owned by the Company in an effort to convert them to cash for the benefit of the shareholders.
About Sturm, Ruger
     Sturm, Ruger was founded in 1949. The Company’s business segments are engaged in the manufacture of the world famous RUGER® brand of sporting and law enforcement firearms and steel investment castings for a variety of customers and end uses. Plants are located in Newport, New Hampshire and Prescott, Arizona. Corporate headquarters is located in Southport, Connecticut.
     The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities and membership organizations, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

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